 Exhibit 99.1

Contact:

Stephanie Ascher, Stern Investor Relations, Inc., (212) 362-1200, stephanie@sternir.com

NEWS RELEASE:

 Endocyte Reports Second Quarter Financial Results and Provides Clinical Update

- EC1456 Targeting Potent Tubulysin Payload to Advance in Phase 1 to Dose Similar to Vintafolide–

- Conference Call Today at 4:30 p.m. EDT –

West Lafayette, Ind., July 29, 2014 – Endocyte, Inc. (NASDAQ Global Market: ECYT), a leader in developing targeted small molecule drug conjugates (SMDCs) and companion imaging agents for personalized therapy, today announced financial results for the second quarter ending June 30, 2014, and provided a clinical update.

“We anticipate the presentation of detailed TARGET trial results evaluating vintafolide in non-small cell lung cancer at the European Society of Medical Oncology Congress (ESMO) in September, and in the meantime, we have made significant progress with our more potent folate-targeted SMDC, EC1456, in a phase 1 dose escalation trial,” said Ron Ellis, Endocyte's president and chief executive officer. “We have seen no dose limiting toxicities at the first two dose levels and are preparing to enroll patients in the third cohort of this trial, who will be dosed at 1.5 mg/m2, a similar level to where vintafolide was dosed in the TARGET and PROCEED trials. The tubulysin drug payload in EC1456 is significantly more potent than vintafolide, and EC1456 has demonstrated curative activity in preclinical models that were resistant to paclitaxel and cisplatin, as well as vintafolide (with its drug payload vinblastine).”

“We are currently finalizing the development plan for EC1456, including the selection of target indications to evaluate once the maximum tolerated dose is determined,” added Mr. Ellis. “This development plan will incorporate what we have learned from vintafolide trials to help ensure we deliver an optimal dose to the appropriate patient population as we move to later stage trials. Based on the data we have reviewed from both Endocyte and Merck clinical trials, we believe there is opportunity to both safely increase dose and more selectively identify patients.”

Endocyte also announced during the second quarter the initiation of the phase 1 trial of its proprietary SMDC targeting prostate-specific membrane antigen (PSMA), EC1169.

Recent Updates

•	Endocyte regained worldwide rights to vintafolide from Merck, following Merck’s comprehensive portfolio assessment and termination of the collaboration agreement for vintafolide.

Upcoming Expected Milestones

•	Full results of Phase 2b TARGET trial, including latest overall survival data, to be presented at ESMO in September 2014.
•	Updates on Phase 1 trial progress for proprietary pipeline agents, EC1456, a folate-targeted tubulysin agent, and EC1169, a PSMA-targeted tubulysin agent.

Second Quarter 2014 Financial Results

Endocyte reported net income of $22.4 million, or $0.54 per basic share and $0.52 per diluted share, for the second quarter of 2014, compared to a net loss of $8.2 million, or $0.23 per basic and diluted share, for the same period in 2013.

Revenue was $49.2 million for the second quarter of 2014 associated with the collaboration with Merck. As a result of the termination of the PROCEED trial and collaboration agreement with Merck, Endocyte accelerated recognition of the previously deferred collaboration revenue. All revenue associated with current period activity was recognized in the second quarter; none was deferred. This resulted in $31.1 million of collaboration revenue being accelerated and recognized in the second quarter that otherwise would have been recognized in future periods.

Research and development expenses were $19.0 million for the second quarter of 2014, compared to $18.6 million for the same period in 2013. Second quarter research and development expenses included an accrual of $4.8 million for all future costs of the terminated PROCEED trial. A portion of these accrued expenses will be reimbursed by Merck in the third quarter and recognized as revenue in that period. The accrual of future PROCEED trial expenses in the second quarter of 2014 drove the increase in research and development expenses compared to the same period in the prior year which was partially offset by decreases in TARGET trial expenses and manufacturing costs for vintafolide that were previously transitioned to Merck. Adjusted research and development expenses were $13.8 million for the second quarter of 2014, net of the $5.2 million current period expenses expected to be reimbursed by Merck.

General and administrative expenses were $8.0 million for the second quarter of 2014, compared to $6.2 million for the same period in 2013. The increase in expenses was attributable to severance costs associated with a reduction in headcount and the termination of contracts supporting commercial activities following the withdrawal of the marketing applications in Europe. Adjusted general and administrative expenses were $7.9 million for the second quarter of 2014, net of the $0.1 million current period expenses reimbursable by Merck.

Cash, cash equivalents and investments were $219.2 million at June 30, 2014, compared to $131.5 million at March 31, 2014, and $148.9 million at December 31, 2013. In April 2014 the company closed an equity offering yielding net proceeds of $101.9 million. On a pro forma basis, including this financing, the balance of cash, cash equivalents and investments was $233.4 million at March 31, 2014. Net cash outflow from operations for the second quarter of 2014 was $14.2 million compared to $17.4 million in the first quarter of 2014 and $16.1 million in the second quarter of 2013.

Financial Expectations

The Company expects that its cash balance at the end of 2014 will exceed $200 million.

Mike Sherman, chief operating officer and chief financial officer of Endocyte, commented, “We expect our spending to decline significantly in the second half of the year, as we have now recorded the remaining costs of the PROCEED trial, and the TARGET trial is nearing its end. Final TARGET trial data will guide our decision regarding any future development of vintafolide, and in the meantime, our investment is focused on development of EC1456 and EC1169 and their companion imaging agents.”

Conference Call

Endocyte management will host a conference call today at 4:30 p.m. EDT.

U.S. and Canadian participants:	(877) 845-0711

International:	(760) 298-5081

A live, listen-only webcast of the conference call may also be accessed by visiting the Investors & News section of the Endocyte website, www.endocyte.com.

The webcast will be recorded and available on the company's website for two weeks following the call.

Note on Non-GAAP Financial Measures

As used in this press release, the term “adjusted research and development expenses” and “adjusted general and administrative expenses” are financial measures not expressly recognized by accounting principles generally accepted in the United States, or GAAP. These measures are net of the amounts reimbursable by Merck pursuant to the collaboration agreement for vintafolide which for U.S. GAAP purposes are ultimately recorded as revenue. A reconciliation of these non-GAAP measures to the most directly comparable measures computed in accordance with GAAP is included in the financial tables below. The balance of cash, cash equivalents and investments on a pro forma basis is also a financial measure not recognized by U.S. GAAP. Endocyte provides these non-GAAP financial measures to enhance comparability with prior periods and uses it as a basis for guidance regarding future operations.

Website Information

Endocyte routinely posts important information for investors on its website, www.endocyte.com, in the “Investors & News” section.  Endocyte uses this website as a means of disclosing material, non-public information and for complying with its disclosure obligations under Regulation FD.  Accordingly, investors should monitor the “Investor & News” section of Endocyte’s website, in addition to following its press releases, SEC filings, public conference calls, presentations and webcasts.  The information contained on, or that may be accessed through, Endocyte’s website is not incorporated by reference into, and is not a part of, this document.

About Endocyte

Endocyte is a biopharmaceutical company and leader in developing targeted therapies for the treatment of cancer and other serious diseases. Endocyte uses its proprietary technology to create novel SMDCs and companion imaging agents for personalized targeted therapies. The company’s SMDCs actively target receptors that are over-expressed on diseased cells, relative to healthy cells. This targeted approach is designed to enable the treatment of patients with highly active drugs at greater doses, delivered more frequently and over longer periods of time than would be possible with the untargeted drug alone. The companion imaging agents are designed to identify patients whose disease over-expresses the target of the therapy and who are therefore more likely to benefit from treatment. For additional information, please visit Endocyte’s website at www.endocyte.com.

Forward Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to future spending, future cash balances, the successful completion of current and future clinical trials, the enrollment period for and availability of data from ongoing and future clinical trials, and the timing of future presentation of data at medical conferences. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the company may experience delays in the completion of its clinical trials (whether caused by competition, adverse events, patient enrollment rates, shortage of clinical trial materials, regulatory issues or other factors); risks that data from its clinical trials may not be indicative of subsequent clinical trial results; risks related to the safety and efficacy of the company’s product candidates; the goals of its development activities; estimates of the potential markets for its product candidates; estimates of the capacity of manufacturing and other facilities required to support its product candidates; projected cash needs; and expected financial results. More information about the risks and uncertainties faced by Endocyte, Inc. is contained in the company’s periodic reports filed with the Securities and Exchange Commission. Endocyte, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Endocyte, Inc.

Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2014	2013	2014

Collaboration revenue	$16,483	$49,168	$30,997	$66,437
Costs and expenses:
Research and development	18,607	18,990	30,866	31,977
General and administrative	6,211	7,968	12,467	15,469
Total costs and expenses	24,818	26,958	43,333	47,446
Income (loss) from operations	(8,335)	22,210	(12,336)	18,991

Interest income	126	169	266	254
Interest expense	–	(1)	(1)	(1)
Other expense, net	(18)	(22)	(18)	(29)
Net income (loss)	$(8,227)	$22,356	$(12,089)	$19,215

Net income (loss) per share:
Basic	$(0.23)	$0.54	$(0.34)	$0.50
Diluted	$(0.23)	$0.52	$(0.34)	$0.47

Comprehensive income (loss)	$(8,348)	$22,270	$(12,249)	$19,120

Weighted average number of common shares used in net income (loss) per share:
Basic	35,991,402	41,398,251	35,961,002	38,810,473
Diluted	35,991,402	43,196,754	35,961,002	40,861,295

Endocyte, Inc.

Balance Sheets

(in thousands)

	As of December 31,	As of June 30,
	2013	2014
		(unaudited)
Assets
Cash, cash equivalents and investments	$148,853	$219,200
Other assets	14,005	11,746
Total assets	$162,858	$230,946

Liabilities and stockholders’ equity
Current liabilities	$13,917	$15,230
Deferred revenue, current portion	59,747	50
Deferred revenue, net of current portion	932	907
Other liabilities, net of current portion	33	28
Total stockholders’ equity	88,229	214,731
Total liabilities and stockholders’ equity	$162,858	$230,946

Endocyte, Inc.

Reconciliation of Adjusted Research and Development Expenses and

Adjusted General and Administrative Expenses

(in thousands, unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2014	2013	2014
Research and development expenses	$18,607	$18,990	$30,866	$31,977
Amounts reimbursable by Merck (1)	(6,710)	(5,185)	(10,985)	(8,797)
Adjusted research and development expenses	$11,897	$13,805	$19,881	$23,180

General and administrative expenses	$6,211	$7,968	$12,467	$15,469
Amounts reimbursable by Merck	(386)	(104)	(520)	(184)
Adjusted general and administrative expenses	$5,825	$7,864	$11,947	$15,285

(1)	Merck has agreed to reimburse Endocyte for $2.2 million in expenses not contemplated in the original collaboration agreement, of which $0.6 million relate to costs incurred in the second quarter of 2014, $1.3 million for prior periods and $0.3 million for future periods. Amounts are reflected in the appropriate periods above.